As filed with the Securities and Exchange Commission on June 15, 2006
File No. 333-128384

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to
Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SANTA MONICA MEDIA CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	6770	59-3810312
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

9229 Sunset Boulevard, Suite 505
Los Angeles, California 90069
(310) 256-3680
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David Marshall, Chairman and Chief Executive Officer
9229 Sunset Boulevard, Suite 505
Los Angeles, California 90069
(310) 256-3680
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David L. Ficksman Marc Brown Troy & Gould Professional Corporation 1801 Century Park East, 16th Floor Los Angeles, California 90067 Telephone: (310) 553-4441 Facsimile: (310) 201-4746	Ann Chamberlain Floyd I. Wittlin Bingham McCutchen LLP 399 Park Avenue New York, NY 10022-4689 Telephone: (212) 705-7000 Facsimile: (212) 752-5378

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Pre-Effective Amendment No. 4 to Registration Statement on Form S-1 of Santa Monica Media Corporation (the “Company”) is being filed solely to file Exhibits 1.1, 4.3, 4.4, 4.5, 10.1, 10.2, 10.3, 10.7, 10.9 and 10.10.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

Initial trustee’s fee	$1,000	(1)
SEC registration fee	34,016
NASD filing fee	32,291
Accounting fees and expenses	60,000
Printing and engraving expenses	90,000
Legal fees and expenses	350,000
American Stock Exchange filing fee	65,000
Miscellaneous	67,693	(2)

Total	$700,000

(1)	In addition to the initial acceptance fee that is charged by Continental Stock Transfer & Trust Company, as trustee, we will be required to pay to Continental Stock Transfer & Trust Company annual fees of $3,000 for acting as trustee, $4,800 for acting as transfer agent of our common stock, $2,400 for acting as warrant agent for the registrant’s warrants and $1,800 for acting as escrow agent.

(2)	This amount represents additional expenses that may be incurred by us in connection with the offering over and above those specifically listed above, including distribution and mailing costs.

Item 14.	Indemnification of Directors and Officers.

Our certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Eighth of our certificate of incorporation provides:

“The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, we have agreed to indemnify the Underwriters and the Underwriters have agreed to indemnify us against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

Item 15.	Recent Sales of Unregistered Securities.

(a) During the past three years, we sold 4,687,500 units without registration under the Securities Act to Santa Monica Capital Partners, LLC pursuant to the exemption from registration contained in Section 4(2) of the Securities Act. Santa Monica Capital Partners, LLC transferred an aggregate of 217,848 units to persons who are not directors or members of our advisory board for an aggregate price of $6,625 at a purchase price of $0.03 per share. An aggregate of 240,384 units were transferred at an aggregate price of $4,500 at a purchase price of $0.02 per share to members of our board of directors and advisory board. The units were transferred to the following people:

Board and Advisory Board Members

			Relationship to
		Number	Santa Monica Media
Transferee	Date	of Units	Corporation

Dallas Clement	August 2005	37,560	Director
Robert Schultz	August 2005	37,560	Director
Scott Sassa	August 2005	37,560	Director
Sharyar Baradaran	April 2006	37,560	Director
Stanley Golden	August 2005	30,048	Advisory Board
Cary Granat	August 2005	30,048	Advisory Board
James Miller	August 2005	30,048	Advisory Board

Non-Directors or Advisory Board Members

David Ficksman	August 2005	30,048	Company Counsel
Carl Bressler	August 2005	15,024	Advisor
Dene Kendros	August 2005	30,048	Advisor
Aaron Fleck	August 2005	30,048	Advisor
Kacy Rozelle	August 2005	15,024	Advisor
Russell Fine	August 2005	45,072	Advisor
Larry Bond	August 2005	22,536	Advisor
Debra Fine	August 2005	30,048	Advisor

All units transferred by Santa Monica Capital Partners, LLC were paid for pursuant to the delivery of one-year promissory notes issued to Santa Monica Capital Partners, LLC with interest of 8% per annum payable upon the earlier to occur of the completion of this offering or December 31, 2006.

Additionally, in April 2006, Santa Monica Capital Partners, LLC issued 5.3% of its membership interests to Sharyar Baradaran pursuant to his capital contribution of $4,500 in Santa Monica Capital Partners, LLC. Such additional interest represents an indirect ownership of 225,000 units of Santa Monica Media Corporation.

No underwriting discounts or commissions were paid with respect to such transfers.

We have agreed to issue 375,000 units to Santa Monica Capital Partners, LLC, our principal stockholder, prior to the consummation of the offering that is being registered pursuant to this registration statement. The units will be sold at a price of $8.00 per unit and will have an aggregate purchase price of $3,000,000. The units will be identical to the units being registered pursuant to this registration statement. The issuance of the units will be made without registration under the Securities Act in reliance on the registration exemption contained in Section 4(2) of the Securities Act for a transaction not involving a public offering. We will not pay any underwriting discounts or commission in connection with such issuance.

Item 16.	Exhibits and Financial Statement Schedules.

Exhibit No.	Description

1.1	Form of Underwriting Agreement.
3.1	Amended and Restated Certificate of Incorporation of the Registrant.**
3.2	Bylaws of the Registrant.**
4.1	Specimen Unit Certificate.**
4.2	Specimen Common Stock Certificate.**
4.3	Specimen Warrant Certificate.
4.4	Form of Unit Purchase Option to be granted to Underwriters.
4.5	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.
5.1	Opinion of Troy & Gould P.C.*
10.1	Form of Letter Agreement between the Registrant and the Registrant’s officers, directors and stockholders.
10.2	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.
10.3	Form of Registration Rights Agreement between the Registrant and the holders of the Unit Purchase Option.
10.4	Letter Agreement between Santa Monica Capital Partners, LLC, and the Registrant regarding administrative support.**
10.5	Promissory Note June 24, 2005 in the principal amount of $240,000 issued by the Registrant to Santa Monica Capital Partners, LLC**.
10.6	Amendment to Promissory Note dated June 24, 2005 issued by the Registrant to Santa Monica Capital Partners, LLC.**
10.7	Form of Registration Rights Agreement among the Registrant and its existing stockholders.
10.8	Form of Securities Purchase Agreement between the Registrant and Santa Monica Capital Partners, LLC.**
10.9	Form of Letter Agreement between the Representatives and the Registrant’s officers, directors and stockholders.
10.10	Form of Letter Agreement between the Representatives and Santa Monica Capital Partners, LLC.
14	Code of Ethics**
23.1	Consent of Gumbiner Savett Inc.**
23.2	Consent of Troy & Gould P.C. (included in Exhibit 5.1).*
23.3	Consent of Veronis Suhler Stevenson**
23.4	Consent of ComScore Networks, Inc.**
24.1	Power of Attorney (included on the signature pages of this Registration Statement).**
99.1	Audit Committee Charter**

*	To be filed by amendment

**	Previously filed

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 4 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on the 14th day of June, 2006.

SANTA MONICA MEDIA CORPORATION

By:	/s/ David Marshall
David Marshall
Chairman and Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Name		Position	Date

/s/ David Marshall David Marshall		Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 14, 2006

* Kurt Brendlinger		Chief Financial Officer and Director (Principal Financial and Accounting Officer)	June 14, 2006

* Eric Pulier		Chief Technology Officer, Secretary and Director	June 14, 2006

* Scott Sassa		Director	June 14, 2006

* Dallas Clement		Director	June 14, 2006

* Sharyar Baradaran		Director	June 14, 2006

* Robert Schultz		Director	June 14, 2006

*By:	/s/ David Marshall David Marshall Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement.
3.1	Amended and Restated Certificate of Incorporation of the Registrant.**
3.2	Bylaws of the Registrant.**
4.1	Specimen Unit Certificate.**
4.2	Specimen Common Stock Certificate.**
4.3	Specimen Warrant Certificate.
4.4	Form of Unit Purchase Option to be granted to the Underwriters.
4.5	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.
5.1	Opinion of Troy & Gould P.C.*
10.1	Form of Letter Agreement between the Registrant and the Registrant’s officers, directors and stockholders.
10.2	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.
10.3	Form of Registration Rights Agreement between the Registrant and the holders of the Unit Purchase Option.
10.4	Letter Agreement between Santa Monica Capital Partners, LLC, and the Registrant regarding administrative support.**
10.5	Promissory Note dated June 24, 2005 in the principal amount of $240,000 issued by the Registrant to Santa Monica Capital Partners, LLC.**
10.6	Amendment to Promissory Note dated June 24, 2005 issued by the Registrant to Santa Monica Capital Partners, LLC.**
10.7	Form of Registration Rights Agreement among the Registrant and its existing stockholders.
10.8	Form of Securities Purchase Agreement between the Registrant and Santa Monica Capital Partners, LLC.
10.9	Form of Letter Agreement between the Representatives and the Registrant’s officers, directors and stockholders.
10.10	Form of Letter Agreement between the Representatives and Santa Monica Capital Partners, LLC.
14	Code of Ethics**
23.1	Consent of Gumbiner Savett Inc.**
23.2	Consent of Troy & Gould P.C. (included in Exhibit 5.1).*
23.3	Consent of Veronis Suhler Stevenson**
23.4	Consent of ComScore Networks, Inc.**
24.1	Power of Attorney (included on the signature pages of this Registration Statement).**
99.1	Audit Committee Charter**

*	To be filed by amendment

**	Previously filed